QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.12

Axcelis Technologies, Inc.
Named Executive Officer Base Compensation at March 1, 2013

        This Exhibit discloses the current understandings with respect to base compensation between Axcelis Technologies, Inc. (the "Company") and each of:

  •
  the Company's principal executive officer (Mary G. Puma),

  •
  the Company's principal financial officer (Jay Zager), and

  •
  the three most highly compensated other executive officers serving as executive officers at December 31, 2012.

        These executive officers are referred to herein as "named executive officers" or "NEOs."

        Other than in the case of Mary G. Puma, the Company has not entered into any written agreements with its named executive officers addressing the amount of base salary due to the executive. The Company's Amended and Restated Employment Agreement with Ms. Puma ("Puma Employment Agreement") is listed as an Exhibit to this Form 10-K (incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q for the quarter ended September 30, 2007 filed on November 8, 2007).

        The Company maintains that all executive officers, other than Ms. Puma, are employees at will and that the Company has no obligation to continue their employment, other in cases where such obligation arises under the Change of Control Agreements described in our Proxy Statement and filed as an Exhibit to this Form 10-K.

Rate of Base Pay

        In the course of the employment relationship with each NEO, the Company communicates to the named executive officer the amount of base salary approved by the Compensation Committee of the Board of Directors, which compensation is subject to change in the discretion of the Compensation Committee of the Board of Directors (provided Ms. Puma's employment agreement sets a minimum base pay amount). The following table sets forth the annual base salary as communicated to the named executive officers of the Company as in effect on March 1, 2013, which are subject to reductions discussed below:

Named Executive Officer	Title	Rate of Annual Base Pay Prior to Reductions
Mary G. Puma	President and Chief Executive Officer	$550,000
Jay Zager	Executive VP and Chief Financial Officer	$350,000
William Bintz	Executive VP, Product Development, Engineering and Marketing	$320,000
Kevin Brewer	Executive VP, Global Operations	$330,000
Lynnette C. Fallon	Executive VP HR/Legal and General Counsel	$320,000

Reductions to Base Pay in 2013

        In lieu of $125,000 of base pay in 2013, Ms. Puma agreed to receive a restricted stock unit grant for 147,637 shares which will vest quarterly on March 15, 2013, June 15, 2013, September 15, 2013 and December 15, 2013, assuming continuation of employment.

        In lieu of $32,000 of base pay in 2013, Mr. Bintz agreed to receive a restricted stock unit grant for 37,795 shares which will vest quarterly on March 15, 2013, June 15, 2013, September 15, 2013 and December 15, 2013, assuming continuation of employment.

        All of the executive officers are expected to participate in unpaid shutdown weeks announced by the Company in 2013, one of which occurred prior to March 1, 2013. Each unpaid shutdown week will reduce the executive's base pay by approximately 2%.

QuickLinks

  Exhibit 10.12
Axcelis Technologies, Inc. Named Executive Officer Base Compensation at March 1, 2013